UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2018

CSS Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Plymouth Road, Suite 300, Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(610) 729-3959

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2018, the Company appointed Steven W. Eck, who has served as the Company’s Vice President–Finance and Accounting since joining the Company on June 4, 2018, as the Company’s principal accounting officer. John M. Roselli, who had been serving as both principal financial officer and principal accounting officer, will continue to serve as principal financial officer in his capacity as Executive Vice President–Finance and Chief Financial Officer of the Company.
Prior to joining the Company, Mr. Eck, age 42, served in various financial leadership roles with Fidelity National Information Services, Inc. (“Fidelity”), a global financial services software, banking solutions and payment processing firm. From 2017 until June 2018, Mr. Eck served as Fidelity’s Vice President of Finance, Institutional & Wholesale Division, a business with annual revenues in excess of $2.5 billion. From 2015 to 2017, he served as Controller for Fidelity’s Institutional & Wholesale Division, and from 2014 to 2015 he served as Assistant Corporate Controller of SunGard Data Systems, Inc. (“SunGard”), which was acquired by Fidelity in 2015. Prior to joining SunGard, from 2011 until 2014, Mr. Eck served as Assistant Corporate Controller of Gardner Denver, Inc., a manufacturer of industrial compressors, blowers, pumps and loading arms with annual revenues exceeding $2 billion.
The Company and Mr. Eck are parties to an offer letter dated April 24, 2018, which provides for: (i) a starting base salary of $285,000 per annum; (ii) participation in the Company’s management incentive program (beginning with the fiscal year ending March 31, 2019) with a target incentive compensation opportunity amount of up to 40% of Mr. Eck’s then-current annual base salary; (iii) a future management recommendation to the Human Resources Committee of the Company’s Board of Directors for a grant to Mr. Eck of 5,000 restricted stock units (vesting upon satisfaction of service-based vesting conditions), subject the provisions of the Company’s 2013 Equity Compensation Plan; and (iv) a company-owned or leased automobile to be made available for Mr. Eck’s use.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At our annual meeting of stockholders held on July 31, 2018 (the “Meeting”), the following matters were submitted to a vote of our stockholders: (1) election of a board of seven directors; (2) a proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019; and (3) a proposal to approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2018.

With respect to the election of directors, each nominee for election to our Board was elected at the Meeting to serve on our Board until our 2019 annual meeting of stockholders and until the election and qualification of his or her successor. The table below reflects the results of the vote for each of the seven nominees:

Nominee	For	Against	Abstain	Broker Non-Votes
Robert E. Chappell	6,768,787	252,507	479,156	849,284
Stephen P. Crane	6,806,076	215,213	479,161	849,284
Elam M. Hitchner, III	6,621,548	399,555	479,346	849,285
Rebecca C. Matthias	6,769,492	253,237	477,721	849,284
Harry J. Mullany, III	6,768,031	253,219	479,198	849,286
Christopher J. Munyan	7,132,507	220,744	147,199	849,284
William Rulon-Miller	6,620,934	400,355	479,161	849,284

Our stockholders voted to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019. The results of the vote were as follows:

For	Against	Abstain	Broker Non-Votes
8,248,475	86,467	14,792	—

Our stockholders voted to approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2018. The results of the vote were as follows:

For	Against	Abstain	Broker Non-Votes
6,700,975	314,179	485,295	849,285

Item 9.01 Financial Statements and Exhibits

(d) The following Exhibits are filed herewith:

Exhibit No.	Description
99.1	Offer letter dated April 24, 2018 between CSS Industries, Inc. and Steven W. Eck.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Offer letter dated April 24, 2018 between CSS Industries, Inc. and Steven W. Eck.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc.
(Registrant)

Date:	August 6, 2018	By:	/s/ John M. Roselli
John M. Roselli
Executive Vice President–Finance and Chief Financial Officer